As filed with the Securities and Exchange Commission on October 14, 2014

Registration No. 333-138400
Registration No. 333-138402
Registration No. 333-138401
Registration No. 333-110554
Registration No. 333-83926
Registration No. 333-65585
Registration No. 333-35015
Registration No. 333-14993

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

 Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-138400
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-138402
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-138401
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-110554
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-83926
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-65585
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-35015
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-14993

Medical Action Industries Inc.
(Exact name of registrant as specified in its charter)

Delaware	11-2421849
(state or other jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

500 Expressway Drive South
Brentwood, New York 11717
(631) 231-4600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

1996 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN, AS AMENDED
1994 STOCK INCENTIVE PLAN, AS AMENDED
1989 NON-QUALIFIED STOCK OPTION PLAN, AS AMENDED

(Full Title of the Plan)

Grace R. den Hartog
Medical Action Industries Inc.
500 Expressway Drive South
Brentwood, New York 11717
(631) 231-4600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [X]	Non-accelerated filer [ ]	Smaller reporting company [ ]
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

Medical Action Industries Inc. (the “Registrant”), is filing this Post-Effective Amendment No. 1 to each of the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) to deregister any and all securities that remain unsold under such Registration Statements:

1)
Registration Statement No. 333-138400, filed with the Securities and Exchange Commission (the Commission”) on November 3, 2006, registering the offer and sale of the Registrant’s common stock, par value $0.001 per share (the “Common Shares”), issuable pursuant to the Registrant’s 1996 Non-Employee Directors Stock Option Plan, as amended;

2)
Registration Statement No. 333-138402, filed with the Commission on November 3, 2006, registering the offer and sale of the Registrant’s Common Shares issuable pursuant to the Registrant’s 1994 Stock Incentive Plan, as amended;

3)
Registration Statement No. 333-138401, filed with the Commission on November 3, 2006, registering the offer and sale of the Registrant’s Common Shares issuable pursuant to the Registrant’s 1989 Non-Qualified Stock Incentive Plan, as amended;

4)
Registration Statement No. 333-110554, filed with the Commission on November 17, 2003, registering the offer and sale of the Registrant’s Common Shares issuable pursuant to the Registrant’s 1994 Stock Incentive Plan, as amended;

5)
Registration Statement No. 333-83926, filed with the Commission on March 7, 2002, registering the offer and sale of the Registrant’s Common Shares issuable pursuant to the Registrant’s 1994 Stock Incentive Plan, as amended;

6)
Registration Statement No. 333-65585, filed with the Commission on October 13, 1998, registering the offer and sale of the Registrant’s Common Shares issuable pursuant to the Registrant’s 1994 Stock Incentive Plan and the Registrant’s 1989 Non-Qualified Stock Incentive Plan;

7)
Registration Statement No. 333-35015, filed with the Commission on September 5, 1997, registering the offer and sale of the Registrant’s Common Shares issuable pursuant to the Registrant’s 1996 Non-Employee Directors Stock Option Plan;

8)
Registration Statement No. 333-14993, filed with the Commission on October 29, 1996, registering the offer and sale of the Registrant’s Common Shares issuable pursuant to the Registrant’s 1994 Stock Incentive Plan and the Registrant’s 1989 Non-Qualified Stock Incentive Plan, as amended.

On October 1, 2014, pursuant to the Agreement and Plan of Merger, dated as of June 24, 2014, by and among the Registrant, Mongoose Merger Sub Inc. (“Merger Sub”) and Owens & Minor, Inc. (“Owens & Minor”), the Registrant completed its merger (the “Merger”) with Merger Sub, a wholly-owned subsidiary of Owens & Minor, whereby Merger Sub merged with and into the Registrant with the Registrant continuing as the surviving corporation in the Merger, and, as a result of which the Registrant has been acquired by, and has become a wholly-owned subsidiary of Owens & Minor.  The Merger became effective on October 1, 2014.

Following the Merger, the Registrant terminated all offers and sales of its securities registered pursuant to the Registration Statements. The Registrant hereby removes from registration any and all securities registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Richmond, Virginia on October 14, 2014.

MEDICAL ACTION INDUSTRIES INC.

By:	/s/ Grace R. den Hartog
Name:	Grace R. den Hartog
Title:	Senior Vice President, General Counsel & Secretary

Note: No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.